ION reports third quarter 2018 results
License round delay and Mexico election key drivers in year-over-year revenue decline
Delayed program sales set stage for potentially strong fourth quarter and 2019
HOUSTON – October 31, 2018 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $47.2 million in the third quarter 2018, a 23% decrease compared to revenues of $61.1 million one year ago. ION’s net loss was $7.5 million, or $(0.54) per share, compared to a net income of $4.9 million, or $0.41 per diluted share in the third quarter 2017. Excluding special items in the third quarter 2018, the Company reported an Adjusted net loss of $7.3 million, or $(0.52) per share. A reconciliation of special items to the financial results can be found in the tables of this press release.
The Company reported Adjusted EBITDA of $13.0 million for the third quarter 2018, a decrease from the Adjusted EBITDA of $27.1 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $(7.1) million during the third quarter 2018, compared to $6.2 million in the third quarter 2017. Total net cash flows, including investing and financing activities, were $(14.3) million, compared to $(3.2) million one year ago. At September 30, 2018, the Company had total liquidity of $72.8 million, consisting of $30.0 million of cash on hand, and nothing drawn on the $42.8 million of available borrowing capacity under its recently amended maximum $50.0 million revolving credit facility. The key terms of the amended revolving credit facility are highlighted below.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “We are disappointed with our third quarter results as the originally anticipated improvement in deal flow was impacted by three key factors. First, the Panama license round has yet to be announced. Second, the recently elected president in Mexico has caused the E&P industry to pause spending on new acreage and seismic data in Mexico until there is better clarity on international investment after he takes office in December. Third, the continued E&P company disciplined focus on procurement is restricting exploration spending and pushing deals into the fourth quarter. As expected, some of the delayed second quarter transactions closed during the third quarter. While sales from our Panama and Mexico programs were pushed out, we saw strong commitments and an acceleration of activity in Brazil with our Picanha 3D reimaging program.  Pent up demand for data is continuing to build a strong pipeline of opportunities for the fourth quarter and 2019. While long-term oil and gas fundamentals remain strong, near-term exploration spending continues to be lumpy and unpredictable.”
For the first nine months of 2018, the Company reported revenues of $105.5 million and a net loss of $51.8 million, or $(3.81) per share, compared revenues of $139.7 million and a net loss of $28.8 million, or $(2.43) per share in the first nine months of 2017. Excluding special items in both periods, the Company reported an Adjusted net loss of $47.8 million, or $(3.52) per share in the first nine months of 2018, compared to an Adjusted net loss of $23.8 million, or $(2.01) per share in the first nine months of 2017. First nine months of 2018 Adjusted EBITDA was $5.2 million, compared to $40.7 million in the first nine months of 2017.

Net cash flows from operations were $(7.3) million, compared to $9.7 million in the first nine months of 2017. Total net cash flows, including investing and financing activities, were $(22.0) million, compared to $(12.8) million in the first nine months of 2017. Net cash flows for the first nine months of 2018 reflect the $47.0 million of net proceeds received from the Company’s first quarter equity offering. A portion of those proceeds were used to retire the $28.5 million of third lien notes. The Company also repaid the $10.0 million of outstanding indebtedness under its revolving credit facility during the first quarter. As a result of the Company’s 2018 debt repayments, only $1.3 million of current debt remained outstanding at September 30, 2018, and the Company’s remaining long-term debt is $120.6 million of second lien notes that mature in December 2021.
During the third quarter the Company extended the maturity date on its revolving credit facility by approximately four years. The credit facility was originally scheduled to mature in August 2019, but will now mature in August 2023, subject to the successful retirement or extension of the maturity date of the Company’s second lien notes. As part of the amendment, the Company increased the size of the credit facility from a maximum of $40.0 million to a maximum of $50.0 million. Also, the overall borrowing base of the credit facility was increased, by raising the amount of borrowing capacity attributable to the Company’s multi-client data library and by including certain foreign receivables that are now eligible as collateral under the credit facility.
THIRD QUARTER 2018
The Company’s segment revenues for the third quarter were as follows (in thousands):

	Three Months Ended September 30,
	2018	2017	% Change
E&P Technology & Services	$36,321	$52,054	(30)%
Operations Optimization	10,879	9,041	20%
Ocean Bottom Integrated Technologies	—	—	—
Total	$47,200	$61,095	(23)%
Within the E&P Technology & Services segment, new venture revenues were $18.2 million, a decrease of 58% from the third quarter 2017. New venture revenues experienced significant declines compared to the third quarter 2017, the result of the continued delay of the Panama license round announcement, political change in Mexico prompting E&P companies to pause new venture activity and the continued focus on cash preservation within E&P companies restricting exploration spending. While sales from these two programs were pushed out, new venture revenues were positively impacted by an acceleration of activity in Brazil and strong commitments to the Picanha 3D reimaging program. Partially offsetting the overall decline in new ventures was an increase in data library and Imaging Services revenues. Data library revenues were $14.0 million, an increase of 177%, attributable to sales of the recently completed phase of the Brazil 3D reimaging program, along with India 2D data library sales. Imaging Services revenues were $4.1 million, an increase of 20%, propelled by a continued increase in proprietary ocean bottom nodal imaging projects.

Within the Operations Optimization segment, Optimization Software & Services revenues were $5.5 million, a 46% increase from the third quarter 2017. The increase in Optimization Software & Services revenues was due to the continued increase in subscription-based software revenues and hardware sales of ION’s Gator™ ocean bottom command and control system. Devices revenues were $5.4 million, a 2% increase from the third quarter 2017. Devices continues to be impacted by reduced towed streamer seismic contractor activity.
The Ocean Bottom Integrated Technologies segment contributed no revenues during the third quarter.
Consolidated gross margin for the quarter was 35%, compared to 49% in the third quarter 2017. Gross margin in E&P Technology & Services was 33%, compared to 55% one year ago. The decrease in E&P Technology & Services gross margin was result of the decline in new venture revenues. Operations Optimization gross margin was 53%, compared to 45% one year ago. The gross margin increase in the Operations Optimization segment was due to the increase in higher margin software revenues.
Consolidated operating expenses, as adjusted, were $18.7 million, down 8% from $20.2 million in the third quarter 2017. Operating margin, as adjusted, was (5)%, compared to 16% in the third quarter 2017. The decline in operating margin was the result of the decrease in new venture revenues within the E&P Technology & Services segment.
YEAR-TO-DATE 2018
The Company’s segment revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2018	2017	% Change
E&P Technology & Services	$76,077	$109,246	(30)%
Operations Optimization	29,374	30,406	(3)%
Ocean Bottom Integrated Technologies	—	—	—
Total	$105,451	$139,652	(24)%
Within the E&P Technology & Services segment, new venture revenues were $40.1 million, a decrease of 43%, data library revenues were $21.6 million, a decrease of 15%, and Imaging Services revenues were $14.4 million, a 7% increase from the first nine months of 2017. The change in new venture and Imaging Services revenues during the first nine months is fairly consistent with the changes described in the preceding section. The decrease in data library revenues was due to the first half of the year performance, as the increase in revenues in the third quarter 2018 were not substantial enough to overcome the first half of the year decline.
Within the Operations Optimization segment, Optimization Software & Services revenues were $15.1 million, a 21% increase compared to the first nine months of 2017. Devices revenues were $14.3 million, a 20% decrease from the first nine months of 2017.
The Ocean Bottom Integrated Technologies segment contributed no revenues during the first nine months of the year.
Consolidated gross margin was 21%, compared to 37% in the first nine months of 2017. Gross margin in E&P Technology & Services was 15%, down from 41% in the first nine months of 2017. The gross margin decrease in E&P

Technology & Services was the result of the decline in new venture revenues. Operations Optimization gross margin was 51%, a slight increase compared to the first nine months of 2017.
Consolidated operating expenses, as adjusted, were $55.4 million, down 7% from $59.4 million in the first nine months of 2017. Operating margin, as adjusted, was (32)%, compared to (5)% in the first nine months of 2017. The decrease in operating margin was due to the decline in new venture revenues.
Income tax expense was $3.3 million for the first nine months of 2018, primarily related to the results from the Company’s non-U.S. businesses. This foreign tax expense has not been offset by the tax benefits on losses within the U.S. and other jurisdictions, from which the Company cannot currently benefit, resulting in an income tax expense on a consolidated pre-tax loss.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 1, 2018, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 15, 2018. To access the replay, dial (877) 660-6853 and use pass code 13683452#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2017, filed on February 8, 2018. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Service revenues	$37,105	$52,615	$77,943	$110,897
Product revenues	10,095	8,480	27,508	28,755
Total net revenues	47,200	61,095	105,451	139,652
Cost of services	25,924	26,392	70,286	73,518
Cost of products	4,801	4,594	13,354	14,306
Gross profit	16,475	30,109	21,811	51,828
Operating expenses:
Research, development and engineering	5,030	4,396	13,544	11,998
Marketing and sales	5,209	5,645	16,314	15,062
General, administrative and other operating expenses	8,688	10,132	29,564	32,316
Total operating expenses	18,927	20,173	59,422	59,376
Income (loss) from operations	(2,452)	9,936	(37,611)	(7,548)
Interest expense, net	(3,022)	(3,959)	(9,769)	(12,664)
Other income (expense), net	91	722	(616)	(4,154)
Income (loss) before income taxes	(5,383)	6,699	(47,996)	(24,366)
Income tax expense	2,079	1,686	3,305	3,670
Net income (loss)	(7,462)	5,013	(51,301)	(28,036)
Net income attributable to noncontrolling interest	(74)	(78)	(527)	(812)
Net income (loss) attributable to ION	$(7,536)	$4,935	$(51,828)	$(28,848)
Net income (loss) per share:
Basic	$(0.54)	$0.42	$(3.81)	$(2.43)
Diluted	$(0.54)	$0.41	$(3.81)	$(2.43)
Weighted average number of common shares outstanding:
Basic	14,003	11,890	13,586	11,862
Diluted	14,003	12,071	13,586	11,862

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$30,043	$52,056
Accounts receivable, net	23,624	19,478
Unbilled receivables	25,724	37,304
Inventories	15,129	14,508
Prepaid expenses and other current assets	5,854	7,643
Total current assets	100,374	130,989
Deferred income tax asset	4,058	1,753
Property, plant, equipment and seismic rental equipment, net	49,968	52,153
Multi-client data library, net	83,254	89,300
Goodwill	23,590	24,089
Other assets	2,713	2,785
Total assets	$263,957	$301,069
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,335	$40,024
Accounts payable	31,872	24,951
Accrued expenses	33,556	38,697
Accrued multi-client data library royalties	28,235	27,035
Deferred revenue	10,327	8,910
Total current liabilities	105,325	139,617
Long-term debt, net of current maturities	119,449	116,720
Other long-term liabilities	12,269	13,926
Total liabilities	237,043	270,263
Equity:
Common stock	140	120
Additional paid-in capital	951,811	903,247
Accumulated deficit	(906,749)	(854,921)
Accumulated other comprehensive loss	(19,591)	(18,879)
Total stockholders’ equity	25,611	29,567
Noncontrolling interest	1,303	1,239
Total equity	26,914	30,806
Total liabilities and equity	$263,957	$301,069

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$(7,462)	$5,013	$(51,301)	$(28,036)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization (other than multi-client data library)	2,124	4,169	6,902	13,199
Amortization of multi-client data library	12,987	12,312	32,544	34,245
Stock-based compensation expense	465	525	2,508	1,694
Accrual for loss contingency related to legal proceedings	—	—	—	5,000
Deferred income taxes	(444)	32	(2,310)	(900)
Change in operating assets and liabilities:
Accounts receivable	(8,279)	(20,275)	(4,383)	(18,200)
Unbilled receivables	(10,857)	(6,856)	13,156	(12,398)
Inventories	(201)	391	(646)	831
Accounts payable, accrued expenses and accrued royalties	1,062	7,070	(9,567)	1,011
Deferred revenue	1,924	1,571	1,479	7,092
Other assets and liabilities	1,561	2,251	4,294	6,156
Net cash (used in) provided by operating activities	(7,120)	6,203	(7,324)	9,694
Cash flows from investing activities:
Cash invested in multi-client data library	(6,129)	(8,094)	(19,911)	(16,576)
Purchase of property, plant, equipment and seismic rental assets	(86)	(106)	(510)	(1,021)
Proceeds from sale of fixed assets and rental assets	197	—	197	—
Net cash used in investing activities	(6,018)	(8,200)	(20,224)	(17,597)
Cash flows from financing activities:
Payments under revolving line of credit	—	—	(10,000)	—
Payments on notes payable and long-term debt	(372)	(1,163)	(30,071)	(4,320)
Costs associated with issuance of debt	(565)	—	(565)	—
Net proceeds from issuance of stock	(220)	—	46,999	—
Dividend payment to non-controlling interest	—	—	(200)	—
Other financing activities	(43)	39	(924)	(257)
Net cash (used in) provided by financing activities	(1,200)	(1,124)	5,239	(4,577)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	32	(102)	296	(271)
Net decrease in cash, cash equivalents and restricted cash	(14,306)	(3,223)	(22,013)	(12,751)
Cash, cash equivalents and restricted cash at beginning of period	44,712	43,905	52,419	53,433
Cash, cash equivalents and restricted cash at end of period	$30,406	$40,682	$30,406	$40,682
The following table is a reconciliation of cash and cash equivalents to total cash, cash equivalents and restricted cash:

	September 30,
	2018	2017
Cash and cash equivalents	$30,043	$40,225
Restricted cash included in prepaid expenses and other current assets	60	154
Restricted cash included in other long-term assets	303	303
Total cash, cash equivalents and restricted cash shown in statement of cash flows	$30,406	$40,682

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenues:
E&P Technology & Services:
New Venture	$18,218	$43,542	$40,069	$70,477
Data Library	13,956	5,044	21,629	25,360
Total multi-client revenues	32,174	48,586	61,698	95,837
Imaging Services	4,147	3,468	14,379	13,409
Total	36,321	52,054	76,077	109,246
Operations Optimization:
Devices	5,356	5,260	14,275	17,929
Optimization Software & Services	5,523	3,781	15,099	12,477
Total	10,879	9,041	29,374	30,406
Ocean Bottom Integrated Technologies	—	—	—	—
Total	$47,200	$61,095	$105,451	$139,652
Gross profit (loss):
E&P Technology & Services	$12,139	$28,533	$11,626	$44,464
Operations Optimization	5,736	4,055	14,980	15,100
Ocean Bottom Integrated Technologies	(1,400)	(2,479)	(4,795)	(7,736)
Total	$16,475	$30,109	$21,811	$51,828
Gross margin:
E&P Technology & Services	33%	55%	15%	41%
Operations Optimization	53%	45%	51%	50%
Ocean Bottom Integrated Technologies	—%	—%	—%	—%
Total	35%	49%	21%	37%
Income (loss) from operations:
E&P Technology & Services	$6,578	$22,695	$(4,422)	$27,952
Operations Optimization	1,963	998	3,992	5,569
Ocean Bottom Integrated Technologies	(2,811)	(4,432)	(8,566)	(12,300)
Support and other	(8,182)	(9,325)	(28,615)	(28,769)
Income (loss) from operations	(2,452)	9,936	(37,611)	(7,548)
Interest expense, net	(3,022)	(3,959)	(9,769)	(12,664)
Other income (expense), net	91	722	(616)	(4,154)
Income (loss) before income taxes	$(5,383)	$6,699	$(47,996)	$(24,366)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization charges, and other charges including, without limitation, changes in the loss contingency reserve related to legal proceedings and stock appreciation rights expense. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Additionally, due to the recent changes in the Company’s stock price and impact of reflecting its stock appreciation awards at their fair value, the Company is presenting Adjusted EBITDA, excluding the impact of stock appreciation awards, to assist in the comparability to its prior year results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$(7,462)	$5,013	$(51,301)	$(28,036)
Interest expense, net	3,022	3,959	9,769	12,664
Income tax expense	2,079	1,686	3,305	3,670
Depreciation and amortization expense	15,111	16,481	39,446	47,444
Accrual for loss contingency related to legal proceedings	—	—	—	5,000
Stock appreciation rights expense	275	—	4,013	—
Adjusted EBITDA	$13,025	$27,139	$5,232	$40,742

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Net Income (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended September 30, 2018 and the nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30, 2018
	As Reported	Special Items		As Adjusted
Net revenues	$47,200	$—		$47,200
Cost of sales	30,725	—		30,725
Gross profit	16,475	—		16,475
Operating expenses	18,927	(275)	(1)	18,652
Loss from operations	(2,452)	275		(2,177)
Interest expense, net	(3,022)	—		(3,022)
Other income, net	91	—		91
Income tax expense	2,079	—		2,079
Net loss	(7,462)	275		(7,187)
Net income attributable to noncontrolling interest	(74)	—		(74)
Net loss attributable to ION	$(7,536)	$275		$(7,261)
Net loss per share:
Basic	$(0.54)			$(0.52)
Diluted	$(0.54)			$(0.52)
Weighted average number of common shares outstanding:
Basic	14,003			14,003
Diluted	14,003			14,003

	Nine Months Ended September 30, 2018				Nine Months Ended September 30, 2017
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$105,451	$—		$105,451	$139,652	$—		$139,652
Cost of sales	83,640	—		83,640	87,824	—		87,824
Gross profit	21,811	—		21,811	51,828	—		51,828
Operating expenses	59,422	(4,013)	(1)	55,409	59,376	—		59,376
Loss from operations	(37,611)	4,013		(33,598)	(7,548)	—		(7,548)
Interest expense, net	(9,769)	—		(9,769)	(12,664)	—		(12,664)
Other income (expense), net	(616)	—		(616)	(4,154)	5,000	(2)	846
Income tax expense	3,305	—		3,305	3,670			3,670
Net loss	(51,301)	4,013		(47,288)	(28,036)	5,000		(23,036)
Net income attributable to noncontrolling interest	(527)	—		(527)	(812)	—		(812)
Net loss attributable to ION	$(51,828)	$4,013		$(47,815)	$(28,848)	$5,000		$(23,848)
Net loss per share:
Basic	$(3.81)			$(3.52)	$(2.43)			$(2.01)
Diluted	$(3.81)			$(3.52)	$(2.43)			$(2.01)
Weighted average number of common shares outstanding:
Basic	13,586			13,586	11,862			11,862
Diluted	13,586			13,586	11,862			11,862

(1)	Represents stock appreciation right awards expense in the third quarter of 2018 and for the nine months ended September 30, 2018

(2)	Represents an accrual related to the WesternGeco legal contingency during the first quarter 2017